AMENDMENT NO. 1 TO

NONQUALIFIED STOCK OPTION AGREEMENT

This Amendment No. 1 to Nonqualified Stock Option Agreement (“Amendment”) is entered into as of this 14th day of September 2006 by and between Micron Enviro Systems, Inc., a Nevada corporation, and Graeme Sewell.

RECITALS:

WHEREAS, the parties entered into the Nonqualified Stock Option Agreement, dated as of February 22, 2006 (“Option Agreement”). Capitalized terms not defined herein shall have the same meaning as set forth in the Option Agreement; and

WHEREAS, the parties desire to amend the Option Agreement as set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound, agree as follows:

1.  In exchange for Grantee’s promise of continued service in his capacity as a consultant of the Corporation, Section 1 of the Option Agreement shall be amended to decrease the Option purchase price to $0.0151 per share.

2.  This Amendment may be executed in one or more counterparts, each of which shall constitute an original, and all such counterparts together shall constitute one and the same document.

3. Except as so expressly amended, the Option Agreement is ratified and confirmed by the parties and, as hereby amended, shall be deemed and construed as a single instrument in full force and effect; provided, however, in the case of any conflict or inconsistency between the terms of this Amendment and the terms of the prior Option Agreement, the terms of this Amendment shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Option Agreement as of the date set forth above.

Micron Enviro Systems, Inc.

Micron Enviro Systems, Inc.

   Graeme Sewell

By:       /s/ Bernard McDougall                                             /s/ Graeme Sewell

Name:  Bernard McDougall

Title:     President, Director